UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended October 31, 2022

6d bytes inc. dba Blendid
(Exact name of issuer as specified in its charter)

Delaware	81-0838517
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

440 N Wolfe RD M/S 215
Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

(415) 651-3467

Issuer’s telephone number, including area code

Series B Preferred Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “6d bytes” or “Blendid” or “the company” or “us” or “we” refers to 6d bytes inc. dba Blendid.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

ITEM 1. THE COMPANY’S BUSINESS

Overview

6d bytes Inc. was incorporated in the State of Delaware on November 16, 2015 and was registered to do business in California on December 21, 2015. Blendid builds robotic and artificial intelligence-enabled food automation solutions. The company’s first product, a fully autonomous robotic kiosk, makes fresh smoothies on-demand. Our smoothies are customizable to individual taste and nutrition preferences. Currently, we have eight kiosks deployed in the cafeterias of college campuses, a shopping mall, a hospital, travel stops, and supermarkets. We operate both branded food service locations and license our robotic solutions to other food service operators.

Principal Products and Services

Blendid’s first product, a robotic kiosk, uses a combination of advanced technologies, including artificial intelligence (AI), to create an autonomous and contactless experience for consumers who wish to enjoy fresh food for on-the-go consumption. We strive to enable a fresh food experience that is customized based on an individual’s taste, allergies and nutrition preferences, and is available for consumption any time of the day.

For the consumer, Blendid’s kiosk experience goes like this:

1.	Order at the kiosk on a tablet or ahead of time on a mobile app.
2.	Select and customize the ingredients for the order.
3.	Receive notification when the order is ready, approximately 3-4 minutes after ordering.
4.	Retrieve the order, which is stored inside the kiosk after being prepared.

We aim that all ingredients are either refrigerated or flash frozen to maintain freshness and optimal taste. We use real fruits, vegetables, and other nutrient-rich ingredients.

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Blendid
Real Food. Artificial Intelligence
Blendid
Blendid
Blendid
Blendid
Blendid
Blendid
Blendid
MISSION
KEEP COOL &
STAY COVERED

Blendid introduced its first robotic kiosk to the public in 2019 with locations at the University of San Francisco and Sonoma State University. In 2020, Blendid signed pilot agreements with Walmart and Jamba, a subsidiary of Focus Brands Inc. (“Focus Brands”). We opened our first Walmart location in Fremont, California in October 2020. Our second Walmart location, co-branded with Jamba, opened in Dixon, California in November 2020.

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Based on the success of the pilot, in 2021, Blendid entered into a commercial agreement with Jamba that allows Jamba to purchase and deploy “Jamba by Blendid” product across the country in various types of commercial locations. This agreement creates a framework for our separate negotiations with Jamba franchisees. The terms our agreements with the Jamba franchisees may vary and depend upon several factors including whether the franchisee chooses to pay more up front for a kiosk resulting in lower service fees. Generally speaking, franchisees may opt for 16% of net sales, 7% of net sales plus a flat fee of $1,700 per month, or a negotiated combination. “Net sales” is defined term in our agreement with Jamba which has been filed as an exhibit to this Offering Statement of which this Offering Circular forms a part.  We are currently in Phase 2 of our agreement, pursuant to which Jamba pre-purchased 10 robotic kiosks to deploy across various types of locations. The company started delivering kiosks to Jamba in late 2021 and expects to conclude the delivery in the first half of 2023. Later phases of the agreement provide the parameters for Jamba to purchase a minimum of 530 units for installation with their franchisees. However, there is no guarantee or requirement that Jamba proceed with the additional purchases. The agreement provides us with introductions to Jamba franchisees (operators) and provides a framework for us to negotiate a service agreement with them independently of Jamba. The agreement also has an exclusivity provision that (upon Jamba meeting certain order commitments) prohibits us from entering into agreements with certain competitive businesses, such as certain quick service restaurants having majority of their menu offerings consisting of blended-to-order smoothies and/or any retail beverage brand that sells a certain amount of non-alcoholic beverages. For more details, see “Management’s Discussion and Analysis – Results of Operations for Fiscal Years Ending October 31, 2022 and 2021 – Recognition of Revenues.” and “Risk Factors – We have entered into an agreement upon which the success of our business may be dependent.” The agreement is included as Exhibit 6.11 to this Annual Report.

Blendid is currently focused on medium-to-large operators of food service and most of our customer interactions are high-touch. For instance, Blendid is targeting multiple operators of food service in commercial locations including college campuses, hospitals, shopping malls, travel centers, airports and fitness centers. For customer contracts, the company places pre-purchases in deferred revenue and recognizes revenue once a product is shipped and deployed at a customer location. See “Management’s Discussion and Analysis – Results of Operations for Fiscal Years Ending October 31, 2022 and 2021 – Recognition of Revenues.”

We currently have 2 wholly owned kiosks and 6 licensed kiosks deployed in California, Georgia and Florida.

Our Kiosks

We are currently in the scaling up phase of our first product - an 8’x8’ autonomous, contactless robotic kiosk (“Blendid Kiosk”) that prepares and serves smoothies. The Blendid kiosk uses robotics, machine vision, and artificial intelligence with the goal of preparing and serving fresh and delicious smoothies. Blendid’s smoothies are customized and made-to-order based on an individual’s preferences, using nutrient-rich fruits, vegetables, seeds, and superfoods.

The company’s Blendid Kiosks are NSF-certified. Our vision algorithms learn and adapt to recognize ingredients, recipes, and levels. The continuous calibration of these algorithms aims to eliminate errors even across diverse operating environments. The company’s AI engine also continuously learns and adapts to consumer preferences such that repeat customers experience a streamlined ordering process for their favorite blended ingredients. Further, our Restaurant Management System provides a full suite of provisioning, monitoring, and analytics tools to manage and operate kiosks remotely.

The company also has an intent to use its current food automation platform to expand into automation of other cuisines including soups, salads, bowls, sandwiches and other on-the-go food formats and cuisines.

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Our Licensing

As a food automation solution provider, Blendid also licenses its technology to large, established food service and retail operators (“Customers”) with deep expertise in activating and managing food service locations. Under Blendid’s licensing model, Customers purchase the kiosk hardware and sign a service agreement (“Service Agreement”). Pursuant to the Service Agreement, Customers pay Blendid an ongoing service fee, a fixed fee per month, a percentage of sales or a combination thereof (“Service Fee”). In exchange for the Service Fee, Blendid provides:

•	onsite training to Customers;
•	ongoing maintenance and repair of the hardware;
•	a license to use Blendid’s software solution to operate, monitor and manage the kiosks;
•	monitoring of the kiosks from Blendid’s Network Operations Center; and
•	email and phone support.

We believe an operator can expect to achieve significantly wider margins than they would have realized through a traditional food service model due to low operational costs associated with Blendid’s automated systems.

We expect our licensed business to grow faster than the company-branded business as we leverage our current commercial relationships with Jamba, and other operators of food service. However, it is possible for the company to choose to grow its own branded business if the company believes that it could accelerate the growth organically at some point in the future.

Market and Strategy

Our strategy is to deploy our kiosks in various commercial locations where there is a demand for on-the-go food using its own branded locations as well as using its licensing model.

Our target venues include a wide range of food service locations, including:

•	Grocery and retail locations
•	Colleges
•	Hospitals
•	Corporate offices
•	Travel Centers
•	Fitness centers
•	Airports
•	Shopping malls

The company works with contract manufacturers to manufacture various components and the overall kiosk structure. We expect to invest in scaling up our manufacturing and field service capability to support the current and anticipated demand in various geographies in the United States in 2023 and beyond.

Our value proposition for Customers involves lowering costs while providing a superior guest purchase experience and extended hours of food service. We believe that the use of robotics and AI technology minimizes costs by streamlining the labor-intensive preparation of food. Furthermore, Blendid Kiosks aim to have a much lower labor need to service and restock than would be needed to prepare food in a traditional restaurant kitchen. We believe COVID-19 has increased customer demand for automation and contactless experience, which we provide through our kiosks.

Regulation

We are subject to extensive and varied federal, state and local government regulation, including regulations relating to public health and safety and zoning codes. California and other states and local jurisdictions have enacted laws, rules, regulations and ordinances which may apply to the operation of our kiosks, including those which:

•	establish general standards, specifications and requirements for the construction, design and maintenance of the premises;
•

regulate matters affecting the health, safety and welfare of our customers, such as general health and sanitation requirements for restaurants; employee practices concerning the storage, handling, cooking and preparation of food; special health, food service and licensing requirements; restrictions on smoking; exposure to tobacco smoke or other carcinogens or reproductive toxicants and saccharin; availability of and requirements for public accommodations, including restrooms;

•	set standards pertaining to employee health and safety and mandatory health insurance;

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•	set standards and requirements for fire safety and general emergency preparedness;
•	regulate the proper use, storage and disposal of waste, insecticides and other hazardous materials;
•	establish general requirements or restrictions on advertising containing false or misleading claims, or health and nutrient claims on menus or otherwise, such as “low calorie”, “healthy” or “organic”;
•	establish requirements concerning withholdings and employee reporting of taxes on tips;
•	regulate the amount or type of ingredients in food and beverages; and
•	regulate or ban the use of particular packaging materials.

Competition

We currently compete most directly with regional smoothie stores, most of which are franchises of other smoothie brands, including Jamba, Smoothie King and Tropical Smoothie Café. We will compete against these franchisors in two respects. First, we will need to compete to obtain licensees who will purchase our kiosks for use in their business instead of becoming a franchisee of our competitors. We will also compete on the basis of selling smoothies made by our kiosks rather than through one of their franchises.

Further, the rising popularity of convenient and fresh food items has resulted in increased competition from non-smoothie retailers as they have increased their offerings of smoothies and other juice-related products. As we expand our food offerings, we would place ourselves into direct competition with other quick serve food concepts with well established businesses.

Additionally, we face increasing competition from specialty juice bars and stores, which focus on made-to-order juices, juice blends, cold-press juices and fasting/cleansing packages. Many of these brands have cold-press direct-to-consumer capabilities that multiply the geographic reaches of their stores.

If we expand our product offerings to automate other cuisines, we would place ourselves into direct competition with other quick serve food concepts with well established businesses.

Employees

The company has 22 employees, 20 of whom are full-time employees.

Seasonality

Our business is subject to day-to-day volatility based on weather and varies by season and the region. A significant portion of the company’s revenue is realized during the second and third quarters of the fiscal year, which include the summer months. The fourth quarter of the fiscal year, which encompasses the winter months and the holiday season, has traditionally been our lowest revenue volume quarter except in venues that see increased foot traffic during holiday shopping period such as shopping malls and supermarkets. Our business will likely continue to be subject to seasonal patterns for the foreseeable future, given that the largest portion of our sales continues to be from the sale of smoothies during the warmer parts of the year. Because of the seasonality of the business, results for an individual quarter are not necessarily indicative of the results, which may be achieved for the full fiscal year.

Intellectual Property

The company’s robotic kiosks are NSF-certified. Our intellectual property is protected by 6 patents that have been granted by the USPTO and 8 more patents that are in-process including international patents. In addition, we have 3 trademarks that encapsulate our software innovations. The company’s ChefOS® allows chefs to create new recipes using an AI-assisted engine to guide them while dynamically computing nutritional profile of those recipes. Our foodOS® uses AI and machine vision algorithms to learn and adapt to recognize ingredients, recipes, placement and pour levels, and orchestrate the food preparation in a multi-tasking environment. The continuous calibration of these algorithms ensure that errors are minimized even across diverse operating environments. Our RMS™ (Restaurant Management System) allows for cloud-driven, real-time control, monitoring and management of Blendid kiosks without needing any staff at the kiosks.

Litigation

The company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

The Company’s Property

On October 1, 2020, the company agreed to a rent concession for its Sunnyvale location to pay $0 rent for October 2020 through December 2020. On January 4, 2021, the company agreed to a rent concession of $0 for January, February and March 2021 and a rental amount of $9,850.00 for April 1, 2021 through January 31, 2022.  The rent returned to $20,200.00 per month thereafter, renewed monthly with no long-term obligation.

During 2021, the company terminated its lease for its contemplated Concept Store in Palo Alto that had gone through building department approvals. The company intends to grow its licensing business, and has no current plans to open concept stores.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to Blendid’s financial condition and results of operations and includes audited financial data through October 31, 2022, and should be read in conjunction with our financial statements and the related notes included in this annual report. The discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

6d bytes inc. was incorporated in the State of Delaware on November 16, 2015 and was registered to do business in California. Blendid builds robotic and artificial intelligence-enabled food automation solutions. The company’s first product, a fully autonomous robotic kiosk, makes fresh smoothies on-demand. Our smoothies are customizable to individual taste and nutrition preferences. Currently, our kiosks are deployed in college cafeterias, shopping mall and supermarkets. We operate both branded food service locations and license our robotic solutions to other foodservice operators.

Blendid first began generating revenue in the second quarter of 2018. As a result of COVID-19 and the resulting shutdown of college campuses where our kiosks were located, the company pivoted its target segment away from colleges to supermarkets, and launched a Blendid kiosk at Walmart in Fremont in October 2020 and a co-branded Jamba by Blendid kiosk in Dixon, CA in December 2020. Since then, we have focused our efforts on the sale and licensing of our robotic kiosks, which has become our primary source of revenue.

The company’s primary source of revenue is the sale of its robotic kiosks and receiving service fees. A secondary source of revenue is sale of blended drinks in locations operated by the company.

Our cost of goods includes material and labor cost involved in manufacturing our kiosks when we sell our kiosks to customers. In Blendid operated locations, our cost of goods includes the cost of raw ingredients and supplies needed to make smoothies.

Our financial statements were prepared on a going concern basis. Since inception the company has incurred losses and has relied on securing loans and funding from investors. The company has cash available on hand and believes that this cash will be sufficient to fund operations and meet its obligations as they come due within one year from the date these financial statements are issued. In the event that the company does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses as necessary. The company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations.

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Results of Operations for Fiscal Years Ending October 31, 2022 and 2021

Revenues

The company saw an increase in net revenues to $1,014,634 for fiscal year ended October 31, 2022 (“FYE 2022”) from $276,270 for fiscal year ended October 31, 2021 (“FYE 2021”). We attribute this 267% growth in revenue primarily to deployment of more branded and licensed locations that resulted in improvement in revenue from food sales and sales of the kiosks.

Recognition of Revenue

Our primary source of revenue is the sale of our robotic kiosks and receiving service fees. Our secondary source of revenue comes from the sale of blended drinks in locations operated by the company. Once a kiosk is delivered or upon the sale of our blended drinks, the company immediately recognizes revenue. In FYE 2021, we recorded $1,000,000 of deferred revenue relating to our agreement with a customer to deliver ten (10) kiosks. See Exhibit 6.11 to this Annual Report. For FYE 2022, deferred revenue decreased to $400,000 because we delivered 6 of the 10 kiosks pursuant to that agreement. The company will recognize revenue and cost of goods sold upon the delivery of each kiosk. See Note 2 to the company’s Financial Statements

Cost of Revenues

Our cost of goods sold increased 292% to $745,646 for FYE 2022 compared to $190,339 for FYE 2021 as a result of increase in number of shipped and deployed kiosks and corresponding increase in food costs and cost of goods involved in manufacturing our kiosks.

Operating Expenses

Our total operating expense increased to $4,226,611 for FYE 2022 from $3,823,291 for FYE 2021, the increase was primarily due to:

•	A $132,680 increase in general and administrative expenses primarily related to occupancy expenses as COVID-related rent concession went away.
•	A $377,200 increase in research and development expenses primarily related to engineering work associated with product improvement to support build out of kiosks at scale.
•	A $181,201 decrease in sales and marketing expenses primarily related to company executing these functions more efficiently.

Other Income (Expenses)

Other Income (Expenses) consists of interest income (expense), net other income (expense), loss on termination of lease and depreciation. Interest expense decreased to $97,040 for FYE 2022 from $244,656 for FYE 2021 as convertible notes converted into Preferred Stock during FYE 2022 reducing the amount of accrued interest. Other income decreased to $114,225 for FYE 2022 from $1,154,332 for FYE 2021 as during FYE 2021, the company had PPP loans that were forgiven as a one-time event. Expense related to depreciation decreased to $559,708 for FYE 2022 from $877,919 for FYE 2021 as a number of fixed assets became fully depreciated during FYE 2022.

Net Loss

As a result of the foregoing, net loss decreased to $4,500,146 for FYE 2021 from $3,801,169 for FYE 2021.

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Significant Concentrations

For fiscal year 2022, Jamba commercial agreement represented 83% of the revenue. For fiscal year 2021, 45% of revenue came from two product and one service customer.

Liquidity and Capital Resources

We may seek to raise any necessary additional funds through equity or debt financings, including our current Regulation Crowdfunding offering or other sources which may be dilutive to existing stockholders. If we are unable to secure financing on commercially reasonable terms, if at all, our business, financial position, results of operations and cash flows may be materially and adversely impacted.

Between June 29, 2022, and October 14, 2022, the company sold 1,956,342 shares of Series B Preferred Stock in our offering under Regulation A for net proceeds of $3,698,716.

As at FYE 2022, the company had $3,081,722 cash and cash equivalents on hand. We also recognized $1,014,634 in net revenue. See also “Recognition of Revenue,” above. To date, the company has not made any profits. The company’s primary source of capital to date has been obtained through offerings of its securities.

As at FYE 2022, the company had total current liabilities of $2,352,204. Of that amount, accounts and credit cards payable were $483,712 compared with $131,789 as at FYE 2021. The company also had $1,204,363 notes payable as at FYE 2022 comprising our loan with Western Alliance Bank used to pay the balance of our debt with Silicon Valley Bank.  For details, see below “Material Commitments and Liabilities.”

On October 31, 2020, the company issued Series 2020A Convertible Notes and Warrants to purchase Series A Preferred Stock for total consideration of $2,050,000 plus $123,000 in interest. As of October 31, 2021, the balance of the Series 2020A Convertible Notes was $2,150,001, net of $22,998.98 in costs related to the debt issuance. On February 16, 2022, the Series 2020A Convertible Notes converted into 1,699,261 shares of Series A Preferred Stock. As of October 31, 2022, 3,846 of the Series 2020A Warrants have been exercised, leaving 784,497 outstanding.

Messrs. Jain, Ayalur and Dodd each purchased a Promissory Note from the company for total consideration of $105,567. The Promissory Notes have an annual interest rate of 6%, and have accrued $40,644 total interest as of October 31, 2022.

Beginning January 18, 2023, the company has been engaged in an offering of its Series B Preferred Stock in reliance on Regulation Crowdfunding under the Securities Act of 1933, as amended (“Regulation CF”). As of February 27, 2023, the company has sold 32,791 shares for approximately $58,747 in gross proceeds. There is approximately $71,323 in escrow which may be disbursed to the company assuming all submitted subscription agreements are accepted and cleared.

Issuance of SAFEs

Between June 2021 and July 2021, the company entered into simple agreements for future equity (“Series B SAFE Notes”) under Regulation D, including warrants (together the “Series B SAFE and Warrant offering”) in the purchase amount of $3,050,000. Of that amount, Focus Brands, parent of Jamba, invested $2,000,000 for the purpose of supporting and expanding the “Jamba by Blendid” product. The Series B SAFE Notes do not bear interest and have no maturity date. The Series B SAFE Notes contain a conversion provision that will be triggered by this Offering. As of October 31, 2022, the Series B SAFE Notes converted into a number of shares of Series B Preferred Stock equal to the purchase amount divided by $1.47392 or a total of 2,069,309 shares of Series B Preferred Stock.

Between November 12, 2020 and March 11, 2021, the company entered into simple agreements for future equity (“Crowd Notes”) in the amount of $471,270 under Regulation CF (“Crowd Note Offering”). The Crowd Notes do not bear interest and have no maturity date. The Crowd Notes contain a conversion provision that will be triggered by this Offering. As of October 31, 2022, the Crowd Notes converted into a number of shares of Series B Preferred Stock equal to the purchase amount divided by $1.41723 or a total of 338,755 shares of Series B Preferred Stock.

Material Commitments and Liabilities

On July 15, 2021, the company entered into the Loan and Security Agreement with Western Alliance Bank (“WA Loan”) to repay a loan to Silicon Valley Bank. The WA Loan serves as a revolving credit facility that provides the company up to $1,500,000 in credit. This line of credit was used to repay the Silicon Valley Bank loan on July 8, 2021. The WA Loan carries a floating interest rate that matches the Prime Rate and a maturity date of July 15, 2023. The WA Loan also requires the company to maintain a cash collateral bank account, which functions as a restricted bank-controlled account, and gives Western Alliance Bank a first priority interest in that account. During the term of the WA Loan, the company must keep funds in the cash collateral account in the amount of $1,430,000 or 110% of the amount due under the WA Loan. As of October 31, 2022, the amount due on the WA Loan was $1,204,363. The loan matures on July 15, 2023.

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As of January 4, 2021, the company’s headquarters are located in Sunnyvale, California, under a lease with Plug & Play for monthly rental payments of $9,850.00 for the period from April 1, 2021 through January 31, 2022, at which time the rent returned to $20,200 per month. The lease is a month-to-month contract with no long-term obligation. Previously in 2020, the company and Plug & Play had agreed to a rent concession for the Sunnyvale location for $0 rent for October 2020 through December 2020.

Trend Information

The company has been scaling up deployments in 2023 and beyond nationwide. Capital raised in the future will support these goals and enable acceleration of our planned efforts to build additional products to serve adjacent markets. We also intend to expand into automation of other cuisines. To date we have deployed 8 kiosks.

We are seeing increasing demand for our kiosks and related AI technology in the current environment. We believe that COVID-19 has created additional pressures on the food service industry that include the demand for automated and contactless, ordering, assembly and delivery. We believe the company’s technology places us in a position to meet the public’s demands in the Quick Service Restaurant food space.

ITEM 3. DIRECTORS AND OFFICERS

The company’s executive officers and directors are as follows:

Name	Position	Age	Date Appointed to Current Position	Approximate Hours Per Week (if part- time) / full-time
Executive Officers
Vipin Jain	Founder and Chief Executive Officer	52	November 2015	full time
Venkateswaran Ayalur	Founder and Chief Technology Officer	52	November 2015	full time

Directors
Vipin Jain	Director	52	November 2015
Venkateswaran Ayalur	Director	52	November 2015
Eric Benhamou	Director	67	June 2017
Veronica Wu	Director	52	April 2019

Vipin Jain – Founder, Chief Executive Officer and Director

Mr. Jain has been serving the company as Founder, Chief Executive Officer and Director of the company since its inception in November 2015. Prior to Blendid, Mr. Jain has founded multiple companies and has held senior management positions at Barnes & Noble and Extreme Networks.

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Venkateswaran Ayalur – Chief Technology Officer and Director

Mr. Ayalur has been serving as Founder, Chief Technology Officer and Director of the company since its inception in November 2015. Prior to Blendid, Mr. Ayalur has developed multiple technology products including Barnes & Noble NOOK and Motorola phones and has held management positions at Barnes & Noble and Motorola.

Eric Benhamou – Director

Mr. Benhamou is the founder of Benhamou Global Ventures, a Silicon Valley-based venture capital firm, where has served as Managing Partner since January 2003. He currently serves on the boards of several publicly traded companies including Silicon Valley Bank (SVB) and Grid Dynamics (GDYN). He also currently serves on the boards of privately held companies Secret Double Octopus, Virtana and Evinced. He has also served as chairman and CEO of 3Com from 1990 to 2010 and Palm from 1995 to 2010. He has served on the boards of several other publicly traded companies, including Cypress Semiconductor Corporation, Netscape and Legato. He continues to serve as chairman of the board of the Israel Venture Network a non-profit philanthropic organization, an organization he founded in June 2001.

Veronica Wu – Director

Ms. Wu is the founder and managing partner of First Bight, a venture firm that is focused on accelerating commercialization of early-stage synthetic biology companies especially for industrial applications, since April 2021. Prior to this she has been senior executives at Motorola, Apple and Tesla, associate principal at McKinsey & Company, and managing partner at Hone Capital.  Ms. Wu also served on the board of VF corporation from June 2019 to September 2021, and Global Advisory Board of CapGemini from September 2020 to September 2021.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended October 31, 2022, the company had two executive officers and directors who were compensated as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation (1)	Total compensation ($)(2)
Vipin Jain	CEO	200,000	(1)	200,000
Venkateswaran Ayalur	CTO	190,000	(1)	190,000

(1)

Vipin Jain and Venkateswaran Ayalur each received 600,000 stock options granted on May 6, 2022, under the company’s 2015 Equity Incentive Plan. The stock options have an exercise price of $0.36 and subject to vesting over four years with a 1-year cliff and 1/48 every month thereafter, and expire 10 years from the date of grant.

(2)	Does not reflect the value of the options.

For the fiscal year ended October 31, 2022, the company did not pay its directors for their service. There were 4 directors in this group.

Employment Agreements

Messrs. Jain, Ayalur and Dodd each have an employment agreement with the company, dated June 2017. Under the terms of these agreements, they each started with a salary of $150,000 to be increased at the discretion of the board of directors upon completion of the company’s next equity financing raising gross proceeds in excess of $5,000,000. The agreements also provide standard terms for benefits, and include an employee confidential information and inventions assignment agreement.

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ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of October 31, 2022 the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (2)(3)
Common Stock	Vipin Jain	3,975,000 shares of Common Stock	1,530,597 shares available under Stock Options (4) 2,049,543 Proxy shares (8)	56.09%

Common Stock	Venkateswaran Ayalur	4,025,000 shares of Common Stock	1,480,597 shares available under Stock Options (4)	41.02%

Common Stock	Directors and Officers as a group	9,140,000 shares of Common Stock	4,241,058 shares available under Stock Options (4)

			3,094,672 shares of Series A Preferred Stock	96.63%

			2,487,177 shares of Series Seed Preferred Stock

			461,506 shares of Preferred Stock available under warrants (7) 2,049,543 Proxy shares (8)

Preferred Stock (6)	BGV III, L.P. (5) 1600 El Camino Real Suite 280, Menlo Park, CA 94025	2,487,177 shares of Series Seed Preferred Stock	250,000 shares of Series Seed 1 Preferred Stock available under warrant (7)	36.51%

		3,011,781 shares of Series A Preferred Stock	211,506 shares of Series A Preferred Stock available under warrant (7)

Preferred Stock (6)	Directors and Officers as a group	2,487,177 shares of Series Seed Preferred Stock	461,506 shares of Preferred Stock available under warrants (7)	37.01%

		3,094,672 shares of Series A Preferred Stock

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o 6d bytes Inc., 440 N Wolfe RD M/S 215, Sunnyvale, CA 94085.

(2)	Based on 11,939,575 shares of Common Stock and 15,865,516 shares of voting Preferred Stock (which does not include the 4,115,709 shares of Series B Preferred Stock) outstanding.

(3)

This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

(4)

Stock Options issued under the company’s Amended 2015 Equity Incentive Plan. For details, see plan description below. Does not include stock options granted during fiscal year 2022, which vest over a four-year period commencing with a one-year cliff and 1/48 per month thereafter. For details regarding the stock options granted during 2022, see note 1 to the table in “Compensation of Directors and Executive Officers.”

(5)	BGV III, L.P. is owned and controlled by Eric Benhamou who serves on the company’s board of directors.

(6)

Though all shares of Preferred Stock vote on an as-converted to Common Stock basis, only shares of Series Seed 1 Preferred Stock, Series Seed 2 Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock are currently entitled to vote. For details regarding voting rights, including election of directors, dividends, participation rights and other provisions see “Description of Securities – Preferred Stock.” The warrants to purchase additional shares of Preferred Stock refer to the specific class available upon exercise per footnote 7 below.

(7)

Warrants give the holder the right to purchase 250,000 shares of Series Seed 1Preferred Stock and 211,506 shares of Series A Preferred Stock. The warrants do not entail voting or other stockholder rights. The warrant to purchase the Series Seed 1 Preferred Stock has an exercise price of $0.60 per share, subject to adjustment, and expires June 13, 2024. The warrant to purchase the Series A Preferred Stock has an exercise price of $0.36 per share, subject to adjustment, and expires December 23, 2029.

(8)	Mr. Jain has been granted voting authority by proxy to vote 2,049,543 shares of Common Stock sold by the company in two offerings made in reliance on Regulation Crowdfunding in 2021.

12

Amended 2015 Equity Incentive Plan

The company has an Amended 2015 Equity Incentive Plan (the “Plan”) under which employees, directors and consultants may receive awards of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock awards at the discretion of the company’s board of directors. The exercise price of any stock option or stock appreciate right will be 100% of the fair market value of the Common Stock on the date of grant, and will expire no more than ten years after date of grant. Incentive stock options granted to persons holding 10% or more of the total combined voting power of all classes of the company’s stock will have a strike price 110% of the fair market value of the Common Stock on the date of grant and expire five years after the date of grant. The Plan was amended March 10, 2021, to increase options available for issuance to 6,280,943. For more details, see Exhibit 6.4 to this Annual Report.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the last two fiscal years, including any currently proposed transaction, we engaged in the following related party transactions:

Messrs. Jain, Ayalur and Dodd each purchased a Promissory Note from the company for total consideration of $105,567. The Promissory Notes have an annual interest rate of 6%, and have accrued $40,644 total interest as of October 31, 2022.

ITEM 6. OTHER INFORMATION

None.

13

ITEM 7. FINANCIAL STATEMENTS

6D BYTES INC. DBA BLENDID

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

OCTOBER 31, 2022 AND 2021

6D BYTES INC. DBA BLENDID

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED OCTOBER 31, 2022 AND 2021

14

6D BYTES INC.

d/b/a BLENDID

(a Delaware corporation)

Financial Statements for the calendar years ended

October 31, 2022 and 2021

F-1

INDEPENDENT AUDITOR’S REPORT

February 28, 2023

To:	Board of Directors, 6D BYTES INC. Attn: Vipin Jain

Re:	2022 and 2021 Financial Statement Audit

We have audited the accompanying consolidated financial statements of 6D BYTES INC. doing business as Blendid (a corporation organized in Delaware) (the “Company”), which comprise the balance sheets as of October 31, 2022 and 2021, and the related statements of income, shareholders’ equity, and cash flows for the fiscal years ended October 31, 2022 and 2021, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

F-2

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 31, 2022 and 2021, and the results of its operations, shareholders’ equity and its cash flows for the fiscal year periods ended October 31, 2022 and 2021 in accordance with accounting principles generally accepted in the United States of America.

Going Concern

As discussed in the Notes and Additional Disclosures, certain conditions indicate the Company may be unable to continue as a going concern.  The accompanying financial statements do not include any adjustments which might be necessary should the Company be unable to continue as a going concern.  Our conclusion is not modified with respect to that matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

February 28, 2023

F-3

6D BYTES INC.
BALANCE SHEET
As of October 31, 2022 and 2021
See Independent Auditor’s Report and Notes to the Financial Statements

ASSETS	FYE 2022	FYE 2021
Current Assets
Cash and cash equivalents	$3,081,722	$3,745,059
Accounts receivable	287,524	202,366
Inventory	441,762	599,445
Other current assets	18,031	110,958
Total current assets	3,829,039	4,657,828

Fixed assets, net of accumulated depreciation	134,957	658,065
Security deposits	0	15,000

Total Assets	$3,963,996	$5,330,893

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts and credit cards payable	$483,712	$131,789
Accrued expenses	264,129	425,364
Deferred revenue	400,000	1,009,524
Notes payable – current portion	1,204,363	1,201,013
Total Current Liabilities	2,352,204	2,767,690

Notes payable – long-term portion	105,567	105,567
Convertible note payable	0	2,150,001
SAFE notes	0	3,500,845

Total Liabilities	2,457,771	8,524,103

SHAREHOLDERS’ EQUITY

Common Stock (98,459,094 shares of $0.0001 authorized, 11,939,575 and 11,137,692 shares issued and outstanding as of October 31, 2022 and 2021)	1,194	1,114
Preferred Stock (33,384,146 shares of $.0001 par value, 19,981,225 and 14,166,255 shares issued and outstanding as of October 31, 2022 and 2021)	22,860,842	13,476,368
Additional paid-in capital	3,480,486	2,008,404
Syndication and offering costs	(2,392,209)	(735,154)
Retained earnings	(22,444,088)	(17,943,942)
Total Shareholders' Equity	1,506,225	(3,193,210)

Total Liabilities and Shareholder’s Equity	$3,963,996	$5,330,893

F-4

6D BYTES INC.
STATEMENT OF OPERATIONS
For Years Ended October 31, 2022 and 2021
See Independent Auditor’s Report and Notes to the Financial Statements

	FYE 2022	FYE 2021

Revenues, net	$1,014,634	$276,270
Less: Cost of goods sold	745,646	190,339
Gross profit	268,988	85,931

Operating expenses
General and administrative	1,022,219	892,185
Research and development	2,371,155	2,134,095
Sales and marketing	833,237	797,011
Total operating expenses	4,226,611	3,823,291

Net Operating Income (Loss)	(3,957,623)	(3,737,360)

Interest income (expense), net	(97,040)	(244,656)
Other income (expense)	114,225	1,154,332
(Loss) on termination of lease	0	(91,516)
Depreciation (expense)	(559,708)	(877,919)

Tax (provision) benefit	0	(4,050)

Net Income (Loss)	$(4,500,146)	$(3,801,169)

Basic earnings per share	(0.18)	(0.15)
Diluted earnings per share	(0.18)	(0.15)

F-5

6D BYTES INC.
STATEMENT OF SHAREHOLDERS’ EQUITY
For Years Ended October 31, 2022 and 2021
See Independent Auditor’s Report and Notes to the Financial Statements

	Common Stock		Preferred Stock		Additional Paid-In	Syndication	Retained	Total Shareholders’
	# of shares	$	# of shares	$	Capital	Fees	Deficit	Equity
Balance as of November 1, 2020	8,060,000	$806	14,162,409	$13,476,330	$29,159	$(106,560)	$(14,142,773)	$(743,038)
Issuance of common stock	3,077,692	308			1,979,245	(628,594)		1,350,959
Exercise of preferred warrant			3,846	38				38
Net income (loss)							(3,801,169)	(3,801,169)
Balance as of October 31, 2021	11,137,692	$1,114	14,166,255	$13,476,368	$2,008,404	$(735,154)	$(17,943,942)	$(3,193,210)
Issuance of and conversion to common and preferred stock	801,883	80	5,814,970	9,384,474	1,472,082	(1,657,055)		9,199,620
Net income (loss)							(4,500,146)	(4,500,146)
Balance as of October 31, 2022	11,939,575	$1,194	19,981,225	$22,860,842	$3,480,486	$(2,392,209)	$(22,444,088)	$1,506,225

F-6

6D BYTES INC.
STATEMENT OF CASH FLOWS
For Years Ended October 31, 2022 and 2021
See Independent Auditor’s Report and Notes to the Financial Statements

	FYE 2022	FYE 2021

Operating Activities
Net Income (Loss)	$(4,500,146)	$(3,801,169)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Add: depreciation	569,232	877,919
Changes in operating asset and liabilities:
Sale of fixed asset	0	24,178
Loss on termination of lease	0	91,516
(Increase) Decrease in accounts receivable	(85,158)	(196,656)
(Increase) Decrease in inventory	157,683	(593,014)
(Increase) Decrease in other current assets	92,927	(81,865)
(Increase) Decrease in security deposits	15,000	29,417
Increase (Decrease) in accounts payable	351,923	88,864
Increase (Decrease) in deferred revenue	(609,524)	1,066,666
Increase (Decrease) in accrued expenses	(161,235)	304,684
Net cash used in operating activities	(4,169,298)	(2,189,460)

Investing Activities
Purchase of fixed assets	(46,124)	(115,886)
Net cash used in investing activities	(46,124)	(115,886)

Financing Activities
Proceeds of notes	3,350	2,426,133
Proceeds from issuance of stock and warrants	5,205,790	1,979,591
Payments of issuance costs associated with offering	(1,657,055)	(628,594)
Proceeds from financing activities	3,552,085	3,777,130

Net change in cash and cash equivalents	(663,337)	1,471,784

Cash and cash equivalents at beginning of period	3,745,059	2,273,275
Cash and cash equivalents at end of period	$3,081,722	$3,745,059

F-7

6D BYTES INC.

NOTES TO FINANCIAL STATEMENTS

See Independent Auditor’s Report

For Years Ending October 31, 2022 and 2021

NOTE 1 – NATURE OF OPERATIONS

6d bytes, Inc. (the “Company”) was formed under the laws of the state of Delaware on November 16, 2015. The Company is headquartered with office space in Sunnyvale, California.  The Company does business as BLENDID.

The Company builds robotic food automation solutions under the brand name Blendid.  Blendid kiosks are autonomous, contactless, food robotics kiosks that use advanced technology including robotics, machine vision, and artificial intelligence, to prepare and serve food.  The Company’s first concept uses this technology to prepare smoothies, which are referred to as Blends.  Blendid kiosks are currently available in several locations in California and Georgia and will soon be available nationwide.

Since inception, the Company has incurred losses and has relied on securing loans and funding from investors.  The Company has cash available on hand and believes that this cash will be sufficient to fund operations and meet its obligations as they come due within one year from the date these financial statements are issued. In the event that the Company does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses as necessary. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP"). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company's business and operations are sensitive to general business and economic conditions in the United States and other countries that the Company operates in. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

F-8

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be creditworthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents.  Cash consists of funds held in the Company’s checking account. As of October 31, 2022 and 2021, the Company had $3,081,722 and $3,745,059 of cash on hand, respectively.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of various payments that the Company made in advance for goods or services to be received in the future, which mainly consist of software-as-a-service subscriptions, prepaid rent and health benefits requiring up-front payments.  The Company has a minimum expense amount of $1,000 in order to capitalize as a prepaid asset versus expense in the current reporting period.

Inventory

Inventories are stated at the lower of cost or market. The company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold. In the current fiscal year, the company did not experience any write-downs or write-offs.

Fixed Assets

Fixed assets are stated at acquisition cost, net of accumulated depreciation.  Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred. When furniture and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation is removed from the accounts and any resulting gain or loss is reflected in income for the period. The Company has a minimum expense amount of $1,000 in order to capitalize as a fixed asset versus expense in the current reporting period.

Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of property, plant, and equipment are:

Furniture and Fixtures	5 Years
Computers	3 Years

Other assets consist of Intellectual Property, Domain Name, Organizational & Start-up Cost and Kiosk Assets.  Kiosk assets are built and portable to be placed in a store front.  They are depreciated over 3 years.

F-9

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

	Balance at November 1, 2021	Additions	Disposals	Depreciation	Balance at October 31, 2021
Domain Name	$10,000				$10,000
Other Intangibles	79,968				79,968
Kiosk Assets	555,259	42,902		559,826	38,335
Computers & Equipment	12,838	3,222		9,406	6,654
Total	$658,065	46,124		569,232	$134,957

During the fiscal year ended October 31, 2021, the Company terminated its lease and ceased the concept store buildout.  The company incurred a onetime loss related to the disposal in the amount of $91,516 during this fiscal year.

During the fiscal year ended October 31, 2021, the Company sold a fixed asset kiosk to a customer for $100,000, of which $50,000 has been received.  The Company booked a disposal amount related to that fixed asset of $24,178 to cost of goods sold.   The remaining $50,000 was received or invoiced during the fiscal year ending October 31, 2022.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•

Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting.  The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Any deferred tax items of the Company have been fully valued based on the determination of the Company that the utilization of any deferred tax assets is uncertain.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.  FASB ASC  740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements.  The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

F-10

Revenue Recognition

Sales Income - During 2019, the company adapted the provision of ASU 2014-09 Revenue from Contracts with Customers (“ASC 606”).

ASC 606 provides a five-step model for recognizing revenue from contracts:

•	Identify the contract with the customer
•	Identify the performance obligations within the contract
•	Determine the transaction price
•	Allocate the transaction price to the performance obligations
•	Recognize revenue when (or as) the performance obligations are satisfied

The Company’s primary source of revenue is the sale of its robotic kiosks and receiving service fees.  A secondary source of revenue is sale of blended drinks in locations operated by the company. The company recognizes revenue from sale of its robotic kiosks upon delivery and immediately with the sale of blended drinks.  The deferred revenue of $1,000,000 recorded as of October 31, 2021 relates to an agreement with a customer to deliver ten (10) kiosks. The Company will recognize revenue and cost of goods sold upon the delivery of each kiosk.

Inventories

The Company maintains inventory for sale to customers.  The Company values inventory at cost (subject to any accruals obsolescence, spoilage, or other loss) on a first-in, first-out basis.  As of October 31, 2022 and 2021, the Company had $441,762 and $599,445 of inventory, respectively.

Advertising

The Company expenses advertising costs as they are incurred.

NOTE 3 – INCOME TAX PROVISION

The Company is taxed as a corporation for US federal tax purposes.  The Company is current with its filing obligations through the periods ended October 31,2022 and 2021.  The income tax returns will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed.

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company has related party promissory notes payable with three key employees for a combined total of $105,567 of principal and $40,644 of accrued interest totaling $146,211 as of October 31, 2022.

Because these transactions are among related parties, it cannot be guaranteed that this level of compensation or sales prices are commensurate with market rates for the goods and services rendered.

F-11

NOTE 5 – DEBT

Notes Payable

On October 28, 2020, the Company entered into a Second Amendment to the Loan and Security Agreement with Silicon Valley Bank that was originally signed on June 29, 2018 for notes and accrued interest totaling 1,866,540.  The new terms and conditions provide for 8 percent interest per annum, payments deferred until April 1, 2021 and the loan due on September 1, 2021.  On July 15, 2021, the Company entered into a Loan and Security Agreement with Western Alliance Bank (“WA Loan”) to repay the loan to Silicon Valley Bank.  This Silicon Valley Bank loan was subsequently repaid. The WA Loan requires the Company to maintain a cash collateral bank account for the new loan in the amount of $1,430,000.  Interest on the WA Loan is paid monthly by the tenth of each month.  The loan has a maturity date of July 15, 2023.  The amount due to Western Alliance Bank on the balance sheet as of October 31, 2022 and 2021 is $1,204,363 and $1,201,013, respectively.

The Company also received a Paycheck Protection Program loan (“PPP”) as authorized by the CARES Act of 2020 of $506,700 on May 4, 2020.  In April 2021, the SBA approved forgiveness of this loan.

The Company also received a second draw from the PPP in 2021 of $625,500.  During 2021, the SBA approved the forgiveness of this loan.

Convertible Notes

On October 31, 2020, the Company issued Convertible Note Series 2020A with an aggregate principal amount not to exceed $2,200,000 and issued in a series of multiple closings to certain persons and entities, collectively the “Holders”.  Per the issuance, the Company shall issue warrants to purchase shares of the Company’s Series A Preferred Stock (“Warrant Shares”) with an exercise price of $0.01 per share.

The Warrant shall be exercisable for a number of shares of Warrant Shares equal to (i) 50% of the aggregate principal amount of the Note, (ii) divided by the price at which shares of Series A Preferred Stock have been previously sold by the Company (i.e., $1.3002 per share), as adjusted for stock splits, combinations and the like (the “Series A Price”).  The Warrant will have a term ending on October 30, 2025, provided that the right to exercise the Warrant will terminate upon a Change of Control (as defined below).

As of October 31, 2022, all of the convertible notes and SAFE notes payable were satisfied with the issuance of preferred stock.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

On October 1, 2020, the Company agreed to a rent concession for its Sunnyvale location to pay $0 rent for October 2020 through December 2020. On January 4, 2021, the Company agreed to a rent concession of $0 for January, February and March 2021 and a rental amount of $9,850.00 for April 1, 2021 through January 31, 2022.  The rent returned to $20,200.00 per month thereafter, renewed monthly with no long-term obligation.

F-12

NOTE 7 – EQUITY

The Company has three classes of stock, common stock, Series Seed Preferred stock, Series A Preferred stock and Series B Preferred stock.

As of October 31, 2022 the Company has 98,459,094 and 11,939,575 authorized and issued shares of common stock, respectively. All common stock shares have a par value of $0.00001 per share.  Additionally, the Company has 33,384,146 and 19,981,225 shares of preferred stock authorized and issued, respectively.

NOTE 8 – GOING CONCERN

These financial statements are prepared on a going concern basis.  The Company began operation in 2015. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations.  The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 9 – SUBSEQUENT EVENTS

Additional Securities Offering

Subsequent to the balance sheet date, the Company conducted an offering of Series B preferred shares that is exempt from registration under Regulation CF.  The Company may decide to conduct additional offerings in the future.  The final details of shares issued and cash raised  during the offering are not yet certain.

Management’s Evaluation

Management has evaluated subsequent events through January 17, 2023, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

F-13

ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Amended and Restated Certificate of Incorporation (1)

2.2	Bylaws (1)

2.3	Amendment to Bylaws (1)

3.1	Amended and Restated Investor Rights Agreement (1)

3.2	Right of First Refusal and Co-Sale (1)

5.1	Amended and Restated Voting Agreement (1)

5.2	Form of Subscription Agreement with Proxy (April 2021 Regulation CF Offering) (1)

5.3	Form of Subscription Agreement with Proxy (September 2021 Regulation CF Offering) (1)

6.1	Employment Agreement of Vipin Jain (1)

6.2	Employment Agreement of Venkateswaran Ayalur (1)

6.3	Employment Agreement of Vijay Dodd (1)

6.4	Amended 2015 Equity Incentive Plan (1)

6.5	Promissory Note (Vipin Jain 1st Advance May 31, 2016) (1)

6.6	Promissory Note (Vipin Jain 2nd Advance June 3, 2016) (1)

6.7	Promissory Note (Venkateswaran Ayalur 1st Advance May 31, 2016) (1)

6.8	Promissory Note (Venkateswaran Ayalur 2nd Advance June 3, 2016) (1)

6.9	Promissory Note (Vijay Dodd 1st Advance May 31, 2016) (1)

6.10	Promissory Note (Vijay Dodd 2nd Advance June 3, 2016) (1)

6.11	Amended and Restated Master Equipment Provider Agreement (1)#

6.12	Loan and Security Agreement (1)#

6.13	BGV III, L.P. Series Seed Warrant (1)

6.14	BGV III, L.P. Series A Warrant (1)#

(1) Previously filed as an exhibit to the 6d bytes inc. dba Blendid Regulation A Offering Statement on Form 1-A (Commission File No. 024-11889 and incorporated herein by reference).

# Portions of this exhibit have been omitted pursuant to the instructions to Item 17 of Form 1-A

15

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

6D BYTES INC. DBA BLENDID

By:	/s/ Vipin Jain
Name:	Vipin Jain
Title:	CEO
Date:	February 28, 2023

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By:	/s/ Vipin Jain
Name:	Vipin Jain
Title:	CEO, Principal Financial Officer, Principal Accouting Officer & Director
Date:	February 28, 2023

By:	/s/ Venkateswaran Ayalur
Name:	Venkateswaran Ayalur
Title:	CTO & Director
Date:	February 28, 2023

By:	/s/ Eric Benhamou
Name:	Eric Benhamou
Title:	Director
Date:	February 28, 2023

By:	/s/ Veronica Wu
Name:	Veronica Wu
Title:	Director
Date:	February 28, 2023

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